EXHIBIT 5.1

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Resident Hong Kong Partners

Davis Polk & Wardwell Hong Kong Solicitors The Hong Kong Club Building 3A Chater Road Hong Kong	852 2533 3300 tel	Karen Chan † Yang Chu † James C. Lin* Gerhard Radtke*	Martin Rogers † Patrick S. Sinclair* Miranda So* James Wadham†
Hong Kong Solicitors * Also Admitted in New York † Also Admitted in England and Wales

OPINION OF DAVIS POLK & WARDWELL LLP

July 14, 2021

Cedarlake Acquisition Corp.

Suite 2306, 23/F

Tower 1, The Gateway

25 Canton Road, Tsim Sha Tsui

Hong Kong

Ladies and Gentlemen:

Cedarlake Acquisition Corp., a Cayman Islands exempted company (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 23,000,000 units of the Company (the “Units”), including 3,000,000 Units subject to the Underwriters’ (as defined below) over-allotment option, as described in the Registration Statement. Each Unit consists of:

(i)

one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Shares”), for an aggregate of up to 23,000,000 (including up to 3,000,000 Shares included in the Units subject to the Underwriters’ over-allotment option); and

(ii)

one-half of one warrant (collectively, the “Warrants”), with each Warrant entitling the holder to purchase one Share, for an aggregate of up to 11,500,000 Warrants (including up to 1,500,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and American Stock Transfer & Trust Company, LLC, as Warrant Agent (the “Warrant Agent”),

offered pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company, BofA Securities, Inc. and Morgan Stanley & Co. LLC, as representatives of the underwriters named therein (the “Underwriters”). To the extent that there are no additional Underwriters named in the Underwriting Agreement other than BofA Securities, Inc. and Morgan Stanley & Co. LLC, the term representatives as used herein shall mean BofA Securities, Inc. and Morgan Stanley & Co. LLC, as Underwriters, and the term Underwriters shall mean either the singular or plural as the context requires.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

Each Unit, when such Unit has been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.

Each Warrant included in the Units, when such Unit has been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that at or prior to the time of the delivery of any Units, (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded and (ii) there shall not have occurred any change in law affecting the validity or enforceability of the Units or the Warrants included therein. We have also assumed that the terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP